Exhibit 99.1

Orexigen® Therapeutics Reports Third Quarter Financial Results

SAN DIEGO, CA November 8, 2011 - Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced financial results for the third quarter of 2011. For the three months ended September 30, 2011, Orexigen reported a net loss of $4.6 million, or $0.10 per share, as compared to a net loss of $14.6 million, or $0.31 per share, for the third quarter of 2010. As of September 30, 2011, Orexigen had $33.9 million in cash and cash equivalents and an additional $29.9 million in marketable securities, for a total of approximately $63.8 million.

“Based on feedback provided in written correspondence from the FDA’s Office of New Drugs during the quarter, we were pleased to have identified a very clear and feasible path forward for Contrave®,” stated Mike Narachi, Orexigen President and CEO. “We are now working diligently with our partner Takeda to finalize the details of the protocol with the FDA in order to begin enrollment of the cardiovascular outcomes trial (CVOT) in the first half of 2012.”

Total operating expenses for the third quarter of 2011 were $5.4 million compared to $14.8 million for third quarter of 2010. This decrease in operating expenses primarily reflects a decrease in research and development expenses of $6.6 million principally related to the decrease in license fees, expenses related to our Contrave development program and salaries and personnel related costs. This overall decrease in operating expenses also reflects a decrease in general and administrative costs of $2.7 million principally related to decreases in salaries and personnel related costs, stock-based compensation expense and medical affairs expense.

Last month, the Company also presented new data in several posters at the annual meeting of The Obesity Society in Orlando, FL. Data presentations included:

•	Anticipated reduction in predicted 10-year cardiovascular risk among Contrave treated patients from the Phase 3 COR program using a variety of validated risk models.

•	An imaging study showing that Contrave activated regions of the brain involved in controlling the response to food cues.

•	New analyses from the COR-I and COR-BMOD Phase 3 studies highlighting weight loss among subjects completing one year of therapy.

The Company continues to expect cash expenditures for the second half of 2011 to be substantially lower than for the first half of 2011. The Company does anticipate a substantial increase in planned expenditures in 2012 as the major activities for the CVOT get underway once the details of the protocol are finalized and a clinical research organization to execute the trial is engaged. The Company plans to provide a more detailed update on the specifics of the trial as well as additional financial guidance in the first quarter of 2012.

About Contrave

Contrave, an investigational combination therapy of naltrexone HCl and bupropion HCl, was studied for its ability to help people with obesity initiate and sustain weight loss of at least 5 percent of their starting body weight in one year. Contrave was submitted for U.S. regulatory approval in March 2010. The original submission was based on multiple clinical trials that evaluated Contrave in more than 4500 patients. Orexigen received a Complete Response letter from the FDA on January 31, 2011.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. Contrave has completed Phase 3 clinical trials, and the Company’s other product candidate, EmpaticTM, has completed Phase 2 clinical trials. Each of the components of the Company’s product candidates has already received regulatory approval and has been commercialized previously. Further information about the Company can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding substantially lower cash expenditures for the second half of 2011 and increased expenditures in 2012, the protocol for, and the timing and feasibility of, the CVOT, the initiation of enrollment for the CVOT in the first half of 2012 and the engagement of a clincial research organization, a clear and feasible path forward for Contrave, and the potential for, and timing of, approval for Contrave. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: Orexigen’s ability to come to an agreement with the FDA on the protocol for the CVOT, Orexigen’s ability to initiate and conduct the CVOT and the progress and timing thereof, Orexigen’s ability to demonstrate in the CVOT that the risk of major adverse cardiovascular events in overweight and obese subjects treated with Contrave does not adversely affect the product candidate’s benefit-risk profile; the potential that earlier clinical trials may not be predictive of future results in the CVOT; the potential for early termination of the collaboration agreement between Orexigen and Takeda; the costs and time required to complete additional clinical, non-clinical or other requirements prior to any resubmission of an NDA; the therapeutic and commercial value of Contrave; Orexigen’s ability to attract and retain key personnel; Orexigen’s ability to raise and maintain sufficient capital; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q, which we intend to file with the Securities Exchange Commission this week and will be available from the SEC’s website (www.sec.gov) and on our website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SOURCE Orexigen Therapeutics, Inc.

Corporate Contacts: Orexigen

Orexigen	Media
Jay Hagan	Denise Powell
Chief Business Officer	WCG
(858) 875-8673	(415) 946-1062

Orexigen Therapeutics, Inc.

Balance Sheets

(In thousands, except share and par value amounts)

	September 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,873	$24,926
Investment securities, available-for-sale	29,962	67,440
Prepaid expenses and other current assets	897	2,502

Total current assets	64,732	94,868
Property and equipment, net	546	894
Restricted cash	612	881
Other assets	2	203

Total assets	$65,892	$96,846

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$3,524	$10,355
Deferred revenue, current portion	3,429	3,517
Long-term debt, current portion	—	2,416

Total current liabilities	6,953	16,288
Deferred revenue, less current portion	42,857	46,311
Other long-term liabilities	323	459
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at September 30, 2011 and December 31, 2010; no shares issued and outstanding at September 30, 2011 and December 31, 2010	—	—
Common stock, $.001 par value, 300,000,000 and 100,000,000 shares authorized at September 30, 2011 and December 31, 2010, respectively; 48,084,692 and 47,767,313 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	48	48
Additional paid-in capital	358,112	352,401
Accumulated other comprehensive income (loss)	2	(9)
Accumulated deficit	(342,403)	(318,652)

Total stockholders’ equity	15,759	33,788

Total liabilities and stockholders’ equity	$65,892	$96,846

Orexigen Therapeutics, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Collaborative agreement	$857	$286	$2,571	$286
License revenue	0	22	971	66

Total revenues	857	308	3,542	352
Operating expenses:
Research and development	1,539	8,186	11,237	21,753
General and administrative	3,907	6,624	15,870	18,827

Total operating expenses	5,446	14,810	27,107	40,580

Loss from operations	(4,589)	(14,502)	(23,565)	(40,228)
Other income (expense):
Interest income	9	21	35	101
Interest expense	—	(165)	(221)	(501)

Total other income (expense)	9	(144)	(186)	(400)

Net loss	$(4,580)	$(14,646)	$(23,751)	$(40,628)

Net loss per share - basic and diluted	$(0.10)	$(0.31)	$(0.49)	$(0.86)

Shares used in computing net loss per share - basic and diluted	48,085	47,440	48,012	47,295